EXHIBIT
L

ASSET MANAGEMENT AGREEMENT



TABLE OF CONTENTS

1. DEFINITIONS	L-4
2. DUTIES OF THE ASSET MANAGER	L-8
2.1. GENERAL	L-8
2.2. ANNUAL STRATEGIC PLAN	L-8
2.3. ASSET MANAGEMENT	L-9
2.4. GENERAL ADMINISTRATIVE DUTIES	L-9
2.5. REAL ESTATE INVESTMENT ADVICE	L-9
2.6. SHORT-TERM INVESTMENTS	L-9
2.7. AGENCY	L-10
2.8. RETENTION OF SERVICES	L-10
2.9. BANK ACCOUNTS	L-10
2.10. BOOKS AND RECORDS	L-10
2.11. APPRAISALS AND REPORTING	L-11
2.12. REPORTS	L-11
2.13. FINANCING AND SECURITIES ISSUANCE	L-11
2.14. INCOME QUALIFICATION	L-12
2.15. EXPERTS	L-12
3. COMPENSATION	L-12
3.1. ASSET MANAGEMENT FEE	L-12
3.2. ACQUISITION FEES	L-12
3.2.1. INITIAL ACQUISITIONS	L-12
3.2.2. SUBSEQUENT ACQUISITIONS	L-13
3.3. DISPOSITION FEE	L-13
3.4. PAYMENT FOR ADDITIONAL SERVICES	L-13
3.5. EXPENSES OF THE ASSET MANAGER	L-13
3.6. REIMBURSABLE EXPENSES	L-13
4. RESTRICTIONS	L-14
5. TERMINATION; TERM	L-15
5.1. TERMINATION	L-15
5.2. NON-CURABLE TERMINATING EVENTS	L-15
5.3. CURABLE DEFAULTS	L-15
5.3.1. WRITTEN NOTICE	L-15
5.3.2. ADJUDICATED DEFAULT	L-16
6. ACTION UPON TERMINATION OR CANCELLATION	L-17





7. LIABILITY AND INDEMNIFICATION OF ASSET MANAGER	L-17
7.1. LIMITATION OF LIABILITY	L-17
7.2. INDEMNIFICATION	L-18
7.2.1. ASSET MANAGER HELD HARMLESS	L-18
7.2.2. INDEMNIFICATION NOT ALLOWED	L-18
7.2.3. NOTICE	L-18
7.2.4. OBLIGATIONS OF OWNER CUMULATIVE	L-19
7.3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF OWNER	L-19
8. MISCELLANEOUS PROVISIONS	L-20
8.1. ENTIRE AGREEMENT	L-20
8.2. BINDING; ASSIGNMENT	L-20
8.3. NO PARTNERSHIP OR JOINT VENTURE	L-20
8.4. SEVERABILITY	L-20
8.5. POLICY AND FINANCIAL INFORMATION	L-21
8.6. DOCUMENTS; NOTICES	L-21
8.7. HEADINGS	L-22
8.8. GOVERNING LAW	L-22
8.9. DIRECTOR ACTION	L-22
8.10. OTHER ACTIVITIES	L-22
8.11. AUTHORITY TO ACT	L-22
8.12. COUNTERPARTS	L-23





ASSET MANAGEMENT AGREEMENT


THIS ASSET MANAGEMENT AGREEMENT, dated as of the 31st day of October 2002, is made by and between CBCI INCOME AND GROWTH FUND, LLC, a Minnesota Limited Liability Company (the "Owner"), and CBCI FUND MANAGEMENT I, INC., a Minnesota corporation (the "Asset Manager").

WHEREAS, the Owner is organized under the laws of the State of Minnesota for the purposes of owning, leasing, operating and selling non-residential real estate for the production of income;

WHEREAS, the Owner desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of, or available to, the Asset Manager and to have the Asset Manager undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Owner, as provided in this Asset Management Agreement; and

WHEREAS, the Asset Manager is willing to undertake to render such services, subject to the supervision of the Owner, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. DEFINITIONS

As used in this Asset Management Agreement, the following terms shall have the meanings set forth below.

"Asset Manager" means CBCI Fund Management I, Inc., a Minnesota corporation;

"Asset Management Fee" shall have the meaning set forth in
Section 3.1 hereof;

"Affiliate" means with respect to any Person (the "Subject Person"), any other Person controlling, controlled by or under common control with the Subject Person. As used in this definition of "Affiliate," the term "control" means, with respect to any Person, the right to the exercise, directly or indirectly, of 50% or more of the voting rights attributable to such Person;

"Audit Committee" means a committee of the Owner consisting of the Special Managing Member of the Owner and an Independent Audit Committee Member and having the duties of reviewing (i) matters relating to the Owner's financial reporting and (ii) transactions between the Company and its Managing Members;

"Bankruptcy" of any Person means the occurrence of any of the following events:
(a)	If such Person shall file a voluntary petition in
bankruptcy or shall be adjudicated a bankrupt or
insolvent, or shall file any petition or answer seeking
any reorganization, arrangement, composition,
readjustment, liquidation, dissolution or similar
relief for itself under the present or any future
Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to the appointment of any trustee, receiver, conservator or liquidator of
such Person of all, or substantially all, of its
property; or
(b)	If a court of competent jurisdiction shall enter an
order, judgment or decree approving a petition filed
against such Person seeking any reorganization,
arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or
future Federal, state or other statute or law relating
to bankruptcy, insolvency, or other relief for debtors,
and such order, judgment or decree shall remain
unvacated and unstayed for a period of ninety (90) days
from the date of entry thereof, or any trustee,
receiver, conservator or liquidator of such Person or
of all or substantially all of its property shall be
appointed without the consent of such Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days or if such Person shall file
an answer admitting the material allegations of a
petition filed against it in any bankruptcy,
reorganization or insolvency proceeding; or
(c)	If such Person shall admit in writing its inability to
pay its debts as they mature; or
(d)	If such Person shall make a general assignment for the
benefit of creditors or take any other similar action
for the protection or benefit of creditors; or
(e)	If any assets of such Person are attached, seized or
subjected to a garnishment or other action by a creditor of such Person seeking to realize upon a judgment against such Person, and such attachment, seizure, garnishment or other action is not vacated, stayed or otherwise resolved within ninety (90) days thereafter;

"Code" means the Internal Revenue Code of 1986, as amended;

"Escrow Agreement" means the escrow agreement established in compliance with the Owner's Prospectus dated _________, 2002;

"Managing Members" means the Managing Members of the Owner;

"Indemnified Party" shall have the meaning set forth in Section
7.2.1 hereof;

"Independent Audit Committee Member" means a member of the Audit Committee of the Owner who (i) is not, and has not for the last 12 months been, an employee or member of the Owner; (ii) is not an Affiliate (as such term is defined below) of the Owner or an employee of an Affiliate (as such term is defined below); (iii) is not a member of the Immediate Family (as such term is defined below) of any natural person described in clauses (i) and (ii) above, and (iv) is free from any relationship that would interfere with the exercise of independent judgment concerning matters related to the Owner. With respect to any particular matter, a Person is also interested if he or she has a financial interest in the matter. For purposes of the definition of "Independent Audit Committee Member, " an "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company; and "Member of the Immediate Family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother or sister and includes step and adoptive relationships;

"Net Equity Value" means the net equity value of the Owner in United States dollars for the relevant quarterly period determined as of the end of each calendar quarter as reflected in the most recent quarterly financial statements of Owner (whether audited or unaudited), which financial statements shall, to the extent necessary, be adjusted to reflect the appraised value of the Owner Properties (which, with respect to any property held by a joint venture between Owner and one or more third parties, shall only include Owner's pro-rata share of such appraised value), after deducting any mortgage and long term indebtedness of Owner (which, with respect to any property held by a joint venture between Owner and one or more third parties, shall only include Owner's pro-rata share of such indebtedness) with respect to such Owner Properties. The parties agree that the Net Equity Value as of the date hereof based on the current appraisals of the Owner Properties, other assets of the Owner and the current indebtedness of the Owner is $1,000.00. Upon receipt of any new appraisal for any of the Owner Properties pursuant to Section 2.11 hereof or the acquisition by the Owner of other additional assets, the Net Equity Value shall be appropriately adjusted;

"Operating Agreement" means the Operating Agreement of CBCI
Income and Growth Fund, LLC governing its operation, management and other activities;

"Person" means an individual, partnership, joint venture, corporation, trust, unincorporated association or other entity;

"Owner" means CBCI Income and Growth Fund, LLC;

"Owner Property" means any real property or interest therein and associated personal property owned by the Owner or any interest held by the Owner in a joint venture with third parties;

"Unit" means a limited liability company unit of Owner as described in Owner's Operating Agreement;

"Wages and Salaries" means wages, salaries and other compensation, including so-called fringe benefits such as life, disability, medical and health insurance pension plans, social security taxes and workers' compensation insurance;

All accounting and financial terms, except as otherwise provided herein, shall be determined in accordance with a basis of presentation as agreed upon by Owner and Asset Manager from time to time.


2. DUTIES OF THE ASSET MANAGER

2.1. General

The Asset Manager shall use its commercially reasonable efforts to perform each of the duties set forth in this Asset Management Agreement and shall have the authority to take all actions and to execute all documents and instruments that it deems necessary or advisable in connection with the management and operations of the Owner and the fulfillment of its duties as set forth herein, subject in each matter to the supervision of the Managing Members and to the investment policies of the Owner, and with respect to purchases, development, financing and sales of real property, to the prior approval of the Managing Members.

2.2. Annual Strategic Plan

The Asset Manager will prepare annually a strategic plan, which incorporates a specific business strategy, an annual operating budget, acquisition and disposition objectives and capitalization and funding strategies. This plan will be presented in the fourth quarter of the year prior to the year for which such plan applies (other than the initial year hereof) to the Managing Members for their review and approval. Consistent with the annual strategic plan, and subject to supervision by the Managing Members, the Asset Manager will provide acquisition, financing and disposition services including the following:

(a)	Investigating and selecting possible acquisitions;
performing property analyses, market and economic surveys, on-site physical inspections; reviewing projections of income and operating results of prospective properties; and supervising and negotiating the arrangement of financing;

(b)	Conducting negotiations with real estate brokers,
owners of property and their agents, investment bankers and owners of privately and publicly held real estate companies;

(c)	Engaging and supervising, on behalf of the Owner,
independent contractors that provide real estate brokerage, investment banking, leasing, mortgage brokerage and other financial services as may be required relating to the Owner Properties;

(d)	Negotiating on behalf of the Owner for the sale,
exchange or other disposition of any Owner Properties;
and

(e)	Coordinating and managing operations of the joint
venture interests held by the Owner and conducting all matters with the joint venture partners in the joint ventures.

2.3. Asset Management

The Asset Manager shall coordinate and supervise on behalf of the Owner all acquisition and disposition transactions related to the Owner Properties. The Owner has engaged the Asset Manager or its Affiliates to provide acquisition and disposition services with respect to the various Owner Properties.

2.4. General Administrative Duties

The Asset Manager shall perform, or supervise the performance of, the necessary administrative functions in the day-to-day management of the Owner and its operations, including, without limitation, internal and external financial reporting, property accounting, shareholder relations, joint venture partner relations, supervision of registrar and transfer services, and other necessary services.

2.5. Real Estate Investment Advice

The Asset Manager shall advise the Owner with respect to policy decisions to be made by the Managing Members, shall investigate and evaluate investment opportunities consistent with the real estate investment policies and the objectives of the Owner and recommend them to the Managing Members and shall provide research, economic and statistical data in connection with the Owner's real estate investments and policies.

2.6. Short-Term Investments

The Asset Manager may invest and reinvest any moneys and securities of the Owner in short-term investments pending investment in the Owner Properties, payment of expenses and other amounts in accordance with approved budgets, or payment of distributions to Unit holders of the Owner. Unless a specific policy is developed by the Asset Manager and approved by the Managing Members, the Asset Manager may invest and reinvest any monies and securities of the Owner, pending investment in the Owner Properties, in accordance with policies of the Owner.

2.7. Agency

The Asset Manager shall act as agent of the Owner in making, acquiring, financing and disposing of investments, disbursing and collecting the Owner's funds, paying the debts and fulfilling the obligations of the Owner, supervising the performance of the managers of the Owner Properties and handling, prosecuting and settling any claims of or against the Owner, the Managing Members, holders of the Owner's securities or the Owner's representatives or properties.

2.8. Retention Of Services

The Asset Manager may retain for and on behalf of the Owner such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment bankers, financial asset managers, banks, other lenders and such others as the Asset Manager deems necessary or advisable in connection with the management and operations of the Owner and the fulfillment of the Asset Manager's duties as set forth herein.

2.9. Bank Accounts

The Asset Manager may establish one or more bank accounts in the name of the Owner or in its own name and may deposit into and disburse from such accounts any moneys on behalf of the Owner, provided that no funds in any such account shall be commingled with funds of the Asset Manager, and the Asset Manager shall, as requested by the Managing Members, render appropriate accountings to the Managing Members of such deposits and disbursements.

2.10. Books And Records

The Asset Manager shall maintain all accounting and reporting systems, books and records of the Owner, including books of account and records relating to services performed by the Asset Manager, and shall make such books and records accessible for inspection by the Managing Members at any time during ordinary business hours.




2.11. Appraisals And Reporting

As frequently as the Asset Manager may deem necessary or advisable and as frequently as may be required by the Audit Committee, the Asset Manager shall, at the cost and expense of Owner, prepare, or cause to be prepared, with respect to each of the Owner Properties (a) an appraisal prepared by an independent real estate appraiser, (b) reports and information on the Owner's operations and asset performance and (c) other information reasonably requested by the Owner. All appraisals prepared pursuant to clause (a) above shall be performed by such real estate appraisers as may be mutually agreed upon by the Owner and the Asset Manager. Notwithstanding anything to the contrary contained herein, the Owner and the Asset Manager agree that appraisals will be performed with respect to each individual Owner Property not less than once every five years, which appraisals may be performed on a rolling basis, and that an appraisal shall be performed with respect to an Owner Property upon the completion of any redevelopment of such Owner Property.

2.12. Reports

The Asset Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Owner reasonably required by the Managing Members or required by the Independent Audit Committee Member in order for it to comply with its Operating Agreement or any securities laws applicable to it; all tax returns and any other reports or other materials required to be filed with any governmental body or agency; and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Owner's books of account by an independent accounting firm.

2.13. Financing And Securities Issuance

The Asset Manager shall provide services to the Owner in connection with negotiations by the Owner with investment banking firms, securities brokers or dealers and other institutions or investors in connection with the sale of securities of the Owner and the securing of loans for the Owner.




2.14. Income Qualification

In the performance of its duties and responsibilities hereunder, the Asset Manager will refrain from any action (a) which, in its judgment, would cause the gross income of the Owner to lose its character as "qualifying income" as defined under Section 7704(d)(1)of the Code, (b) which, in its judgment, would cause the Owner to lose its tax status as a partnership,(c) which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Owner or its securities, the violation of which could have a material adverse effect on the Owner, or (d) which would otherwise not be permitted by the Operating Agreement of the Owner.

2.15. Experts

In performing its duties under this Article 2, the Asset Manager shall be entitled to reasonably rely on qualified experts hired by the Asset Manager. Any cost or expenses incurred in connection with the hiring of the aforementioned experts shall be borne by the Owner.

3. COMPENSATION

3.1. Asset Management Fee

Commencing from the date funds are released to Owner under the Escrow Agreement, the Owner shall pay to the Asset Manager a monthly Asset Management Fee equal to .04167% (for an annual Asset Management Fee of .50%) of the Net Equity Value of the Owner. The Asset Management Fee shall be paid in U.S. dollars and shall be payable in arrears within 15 days of the end of each preceding month.

3.2. Acquisition Fees

3.2.1. Initial Acquisitions

For its services provided to Owner in the selection, analysis, and other services relating to the acquisition of any Owner Properties, the Owner shall pay to the Asset Manager an Acquisition Fee equal to 1% of the purchase price of any Owner Property acquired by the Owner until such time as all of the Limited Member Capital (as described in the Owner's Operating Agreement in Sections 4.2.1 as adjusted by Section 4.2.5), shall have been applied to acquire properties, joint venture interests, or other Owner Property.

3.2.2. Subsequent Acquisitions

Subsequent to expending all Limited Member Capital as contemplated in Section 3.2.1 above, the Acquisition Fee applicable to any acquisitions of Owner Property shall be 3% of the purchase price of such Owner Property.

3.3. Disposition Fee

For its services provided to Owner in the sale, disposition, or refinancing of any Owner Property, Owner shall pay to the Asset
Manager a Disposition Fee equal to 3% of the gross proceeds of sale of the Owner Property.

3.4. Payment For Additional Services

If the Owner shall request the Asset Manager to render services to the Owner other than those required to be rendered by the Asset Manager hereunder, such additional services, if performed, shall be compensated separately on terms to be agreed upon from time to time between the Asset Manager and the Owner, which terms shall not be less favorable to the Owner than the terms under which similar services are performed in the open marketplace.

3.5. Expenses Of The Asset Manager

Without regard to the amount of compensation received hereunder by the Asset Manager, the Asset Manager shall bear the following expenses:

(a)	Wages and Salaries of the Asset Manager's officers and
employees that relate to the day-to-day operational and
accounting services required by this agreement,
including any compensation of the Independent Audit
Committee Member; and
(b)	Overhead expenses of the Asset Manager directly related
to the items contemplated in 3.5(a) above.

3.6. Reimbursable Expenses

The Asset Manager shall pay, or cause to be paid out of the assets of the Owner, the following operating expenses of the Owner and, if the Asset Manager advances money for such expenses, it shall be entitled to reimbursement by the Owner therefor:

(a)	travel and other out-of-pocket expenses incurred by
officers and employees of the Asset Manager in
connection with the purchase, financing, refinancing or
sale of an Owner Property;
(b)	costs of legal, accounting, tax, administrative and
other similar services rendered for the Owner by
Persons retained by the Asset Manager or, if provided
by the Asset Manager's employees (other than with
respect to operational accounting services provided by
the Owner's employees), in amounts not greater than
those that the Asset Manager determines in good faith
would have been charged by unrelated third Persons
performing similar services;
(c)	all other costs and expenses relating to the Owner's
operations, including without limitation the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of the Owner's investments, including appraisal, reporting, audit and legal fees;
(d)	all insurance costs incurred in connection with the
operation of the Owner;
(e)	expenses connected with communications to holders of
securities of the Owner and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities of the Owner, including without limitation expenses incurred in connection with any distribution reinvestment plan.
(f)	expenses relating to any office or office facilities
maintained for the Owner or the Owner Properties separate from the office or offices of the Asset
Manager.

4. RESTRICTIONS

The Asset Manager shall not consummate any transaction that would involve the sale by the Owner of property to an Asset
Manager or any Affiliate thereof.

Other than advances of expenses pursuant to Article 3 hereof, the Owner may not make loans to, or borrow money from, the Asset
Manager or any Affiliate thereof unless such loans or borrowings are authorized in Owner's Operating Agreement.

All other material transactions between the Owner and the Asset Manager, or any Affiliate thereof, shall require approval by the Managing Member (including the Audit Committee as required by the Owner's Operating Agreement or securities laws applicable to the Owner.

5. TERMINATION; TERM

5.1. Termination

The term of this Asset Management Agreement shall commence on the date hereof and shall continue until terminated pursuant to this Article.

5.2. Non-Curable Terminating Events

The Owner may terminate this Asset Management Agreement on not less than 30 days written notice to the Asset Manager upon the occurrence of any of the following events:

(a)	The Bankruptcy of the Asset Manager;
(b)	An act of fraud, embezzlement or theft, (which, in the
case of theft, constitutes a felony) against Owner or its Affiliates which causes it material injury and is perpetrated by Asset Manager in its corporate capacity
(as distinguished from the acts of any employees of Asset Manager that are taken without the approval or complicity of the board of directors of the Asset
Manager);

5.3. Curable Defaults

5.3.1. Written Notice

Either the Owner or the Asset Manager may terminate this Asset Management Agreement by written notice to the other party in the event that the other party shall default (the "Defaulting Party") in the performance or observance of any material term, condition or covenant contained in this Asset Management Agreement or shall fail to perform or observe the same in accordance with the required standard under this Asset Management Agreement and such default shall continue for a period of thirty (30) days after written notice thereof shall have been delivered by the non-defaulting party (the "Non-Defaulting Party") specifying such default and requesting that the same be remedied in such thirty-day period (a "Default Notice") .

The Defaulting Party shall be deemed to have complied with a Default Notice given under this Section 5.3.1 if the default is such that it cannot reasonably be remedied within thirty (30) days, and the Defaulting Party shall, in good faith, have commenced to remedy the default specified therein as soon as is practicable after receiving such Default Notice and shall thereafter have diligently prosecuted the cure to its completion.

5.3.2. Adjudicated Default

A Non-Defaulting Party shall have the right to terminate this Asset Management Agreement based on a default by a Defaulting Party under this Section 5.3.2 only if such default is determined to constitute an Adjudicated Default as provided below. If a Non-Defaulting Party believes that the other party has defaulted in the performance of a material obligation under this Asset Management Agreement, and that such default remains uncured following the delivery of a default notice and the expiration of the applicable cure period provided in Section 5.3.1, then such Non-Defaulting Party may deliver a written notice to the other party setting forth its intention to terminate this Asset Management Agreement pursuant to this Section (a "Termination Notice"). If the Defaulting Party desires to contest such termination, then the Defaulting Party shall so notify the Non-Defaulting Party within ten (10) Business Days after receipt of the Termination Notice, and authorized agents of each party shall meet promptly and negotiate in good faith in order to resolve such dispute. If such agents are unable to resolve the dispute within thirty (30) days after the Defaulting Party's receipt of the Termination Notice, then the Defaulting Party may institute an action in the appropriate judicial forum within thirty (30) days thereafter to determine whether the Defaulting Party has defaulted in the performance of a material obligation hereunder. An "Adjudicated Default" shall be deemed to have occurred if:

(a)	the parties' respective agents are unable to resolve
such dispute and the Defaulting Party does not
institute a judicial proceeding within thirty (30) days after its receipt of a Termination Notice;
(b)	a court renders a final decision finding that the
Defaulting Party has defaulted in the performance of a material obligation hereunder, and the Defaulting Party does not deliver a notice of appeal to the appropriate parties within the applicable appeal period; or
(c)	a court renders a final decision finding that the
Defaulting Party has defaulted in the performance of~ material obligation hereunder and an appeal is perfected by the Defaulting Party within the applicable appeal period, and a second court renders a final decision finding that the Defaulting Party has defaulted in the performance of a material obligation hereunder. Notwithstanding anything to the contrary contained herein, the provisions of this subparagraph
(c) relating to an Adjudicated Default shall not apply to the termination events set forth in subparagraph (b) hereof.



6. ACTION UPON TERMINATION OR CANCELLATION

The Asset Manager shall immediately upon termination of this Asset Management Agreement:

(a)	pay over to the Owner all moneys collected and held for
the account of the Owner pursuant to this Asset
Management Agreement, after deducting any accrued
compensation and reimbursement for its expenses to
which it is then entitled;
(b)	deliver to the Owner a full accounting, including a
statement showing all payments collected by it and a
statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Owner;
(c)	deliver to the Owner all property and documents of the
Owner then in the custody of the Asset Manager; and
(d)	cooperate with the Owner and take all reasonable steps
requested to assist the Managing Members in making an orderly transition of the Asset Management function.

7. LIABILITY AND INDEMNIFICATION OF ASSET MANAGER

7.1. Limitation Of Liability

The Asset Manager shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Managing Members in following or declining to follow any advice or recommendation of the Asset Manager. The Asset Manager, except by reason of its own gross negligence or willful misconduct, shall not be liable for any action taken, omitted or suffered to be taken by it in good faith and believed by it to be authorized or within its discretion or rights or powers conferred upon it by this Asset Management Agreement or in reasonable reliance upon the written opinion of counsel of recognized expertise.

7.2. Indemnification

7.2.1. Asset Manager Held Harmless

The Owner shall reimburse, indemnify and hold harmless the Asset Manager and its directors, officers, shareholders, agents and employees, and each other Person, if any, controlling the Asset Manager (an "Indemnified Party"), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omissions of the Asset Manager in its capacity as such, except with respect to losses, claims, damages or liabilities with respect to or arising out of the Asset Manager's gross negligence or willful misconduct or fraud.

7.2.2. Indemnification Not Allowed

Notwithstanding the indemnification provisions in Section 7.2.1 above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws associated with the offer and sale of Owner shares. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made; or (ii) approves indemnification of litigation costs if a successful defense is made. If indemnification is unavailable as a result of this Section 7.2.2, the Owner shall contribute to the aggregate losses, claims, damages or liabilities to which the Asset Manager or its officers, directors, agents, employees or controlling Persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Owner and the party seeking contribution on the one hand and the relative faults of the Owner and the party seeking contribution on the other, as well as any other relevant equitable considerations.

7.2.3. Notice

Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Owner, notify the Owner in writing of the commencement thereof; but the omission so to notify the Owner shall not relieve Owner from any liability that it may have to any Indemnified Party pursuant to this Article 7, unless the failure to so notify would itself constitute gross negligence or willful misconduct. In case any such action shall be brought against an Indemnified Party and it shall notify the Owner of the commencement thereof, the Owner shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the Owner to such Indemnified Party of its election so to assume the defense thereof, the Owner shall not be liable to such Indemnified Party under Section 7.2.1 hereof for any legal expenses of other counsel subsequently incurred by such Indemnified Party, unless (i) the Owner and the Indemnified Party shall have mutually agreed to the retention of such counselor, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Owner and the Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

7.2.4. Obligations Of Owner Cumulative

The obligations of the Owner under this Article 7 shall be in addition to any liability which the Owner otherwise may have.

7.3. Representations, Warranties And Covenants Of Owner

The Owner represents and warrants as of the date hereof that:

(a)	the Owner has full authority to enter into this Asset
Management Agreement and to be bound by it;
(b)	the execution and performance of this Asset Management
Agreement by the Owner will not conflict with, or
result in a breach of the terms, conditions or
provisions of, or constitute a default under, or result
in any violation of, any agreement or instrument to
which the Owner is subject; and
(c)	the terms of this Asset Management Agreement are in
conformity with the applicable laws governing the Owner.

The Owner shall promptly advise the Asset Manager in writing of any agreements or changes in any agreements, instruments, governing law, regulations or interpretations thereof affecting the investments of the Owner or the duties, responsibilities, liabilities or obligations of the Asset Manager.

8. MISCELLANEOUS PROVISIONS

8.1. Entire Agreement

This Asset Management Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof.
Any modification or amendment of this Asset Management Agreement shall be in writing executed by each of the parties.

8.2. Binding; Assignment

This Asset Management Agreement shall be binding on the parties hereto. No assignment by the Asset Manager shall be effective for any purpose without the written consent and approval of the Owner, PROVIDED, however, that notwithstanding the foregoing provisions of this Section 8.2, the Asset Manager shall have the right to assign its rights and obligations under this Asset Management Agreement without the Owner's prior consent to any Affiliate as long as the transferee Person assumes the obligations and liabilities of the Asset Manager hereunder from and after the effective date of such transfer and is capable of performing hereunder. The transfer of an interest in the Asset Manager or any constituent shareholder of the Asset Manager shall not be deemed an assignment of this Agreement so long as any of the existing shareholders of Asset Manager continue to own, directly or indirectly, at least 50% of the voting and economic interest in the Asset Manager. Upon any such transfer, the Asset Manager shall be released from all liabilities arising hereunder from and after the effective date of such transfer.

8.3. No Partnership Or Joint Venture

The Owner and the Asset Manager are not, and shall not be deemed to be, partners or joint venturers with each other.

8.4. Severability

If any term or provision of this Asset Management Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Asset Management Agreement, or the application of that term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Asset Management Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.5. Policy And Financial Information

The Managing Members shall keep the Asset Manager informed in writing concerning the investment and financing policies of the Owner and shall promptly notify the Asset Manager of any intention to make any new investments, to sell or dispose of any existing investments or to enter into any agreement or understanding with any third party. The Owner shall furnish the Asset Manager a certified copy of all financial statements, a signed copy of each report prepared by independent public accountants, a certified copy of each amendment to the Operating Agreement of the Owner and such other information with regard to the Owner's affairs as the Asset Manager from time to time reasonably may request.

8.6. Documents; Notices

In order to be deemed effective, all documents to be delivered and all notices, approvals, authorizations and/or consents to be given or obtained by any party to this Asset Management Agreement shall be in writing and shall be given by personal delivery, or sent by express mail or nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile (with confirmed receipt), addressed as follows:

    To the Asset Manager:   CBCI Fund Management I, LLC
             Suite 715 Plymouth Building
             12 South Sixth Street
             Minneapolis, Minnesota 55402


    To the Owner:           CBCI Income and Growth Fund, LLC
                  Suite 715 Plymouth Building
                  12 South Sixth Street
                  Minneapolis, Minnesota 55402

The above addresses may be changed for future communications or delivery of notice hereunder by giving notice of such change to the others listed above in the manner prescribed by this Article. All notices shall be deemed effective when received by all applicable parties at the addresses set forth above (as such addresses may be changed by the parties in accordance herewith). Notwithstanding the foregoing, no notice shall be deemed ineffective because of any party's refusal to accept delivery at the address specified for the giving of such notice in accordance herewith.

8.7. Headings

The section headings used herein have been inserted for convenience of reference only and shall not be considered in interpreting this Asset Management Agreement.



8.8. Governing Law

This Asset Management Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

8.9. Director Action

Whenever action on the part of the Owner or the directors of the Asset Manager is contemplated in this Asset Management Agreement, unless otherwise indicated herein, action by any of the Managing Members of Owner, or action by a majority of the directors of the Asset Manager in any case where specifically required hereunder, shall constitute the action provided for herein.

8.10. Other Activities

Directors, officers, employees and agents of the Asset Manager or any of its Affiliates may serve as Managing Members, officers, employees, agents, nominees or signatories of the Owner. When executing documents or otherwise acting in such capacities for the Owner, such Persons shall use their respective titles in the Owner. Such Persons shall receive from the Owner no compensation for their services to the Owner in any such capacities.

8.11. Authority To Act

The Owner shall furnish to the Asset Manager from time to time, upon request of the Asset Manager, certified copies of appointments or designations setting forth the names, titles and authorities of the individuals who are authorized to act on its behalf. The Asset Manager shall furnish to the Owner from time to time, upon request of the Owner, certificates setting forth the names, titles and authorities of the Persons authorized to act on its behalf.

8.12. Counterparts

This Asset Management Agreement may be executed in counterparts by each of the parties hereto on separate counterparts; all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Owner and the Asset Manager have executed this Asset Management Agreement as of the day and year first above written.

CBCI Income and Growth Fund, LLC
By: CBCI Fund Management, Inc.
    Its Managing Member


By: /s/ Ronald A. Christenson
    Ronald A. Christenson, President





CBCI Fund Management, Inc.


By: /s/ Ronald A. Christenson
    Ronald A. Christenson, President








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